St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Angie Craig	J.C. Weigelt
acraig@sjm.com	jweigelt@sjm.com
651 756 2191	651 756 4347

St. Jude Medical Announces Preliminary Fourth Quarter and Full-Year 2009 Revenue Results

ST. PAUL, Minn. – Jan. 11, 2010 – St. Jude Medical, Inc. (NYSE: STJ) today announced preliminary results for the fourth quarter and full-year ended January 2, 2010. These results are being referenced today in a presentation by Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical at the 28th Annual JP Morgan Conference in San Francisco. A webcast of the presentation can be accessed live at www.sjm.com.

The Company expects to report net sales for the fourth quarter of 2009 of approximately $1.203 billion. For 2009, preliminary full-year sales were $4.681 billion, an increase of approximately 10 percent versus full-year 2008 sales on a constant currency basis. The Company remains comfortable with its guidance that fourth quarter adjusted consolidated earnings per share will be in the range of $0.61 to $0.63.

Commenting on preliminary fourth quarter 2009 results, Daniel J. Starks said, "We are encouraged by our sales this quarter, and in particular with the sequential increase in sales seen in every product category during the fourth quarter, particularly with fewer selling days. We believe St. Jude Medical is well positioned for 2010."

Fourth quarter cardiac rhythm management (CRM) sales were approximately $698 million, slightly higher than the mid-point of the Company’s previously issued guidance range. Implantable cardiac defibrillators were approximately $395 million. Pacemaker sales were approximately $303 million. Full year 2009 CRM sales were $2.769 billion, up 5 percent constant currency.

Atrial Fibrillation (AF) product sales for the fourth quarter were approximately $171 million, above the top end of the Company’s previously issued guidance range. Full year 2009 AF sales were $628 million, up 17 percent compared with constant currency sales the previous year.

Fourth quarter sales of cardiovascular products were $240 million, near the upper end of the previously issued guidance range. Full-year sales for cardiovascular products were $953, up 13 percent compared with the prior year constant currency.

Fourth quarter sales of neuromodulation products were approximately $94 million, above the top end of the Company’s previously issued guidance range. Full-year sales for neuromodulation products were $331, up 32 percent constant currency.

The Company will release its final fourth quarter and full-year results and provide its first quarter and full-year 2010 guidance on January 27 at 6:30 a.m. Central Time. The press release will be followed by a conference call for analysts beginning at 7:00 a.m. Central Time. The conference call will be broadcast live on the St. Jude Medical website at www.sjm.com.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 14,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009, July 4, 2009 and October 3, 2009.  The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.